贝祥投资集团
THE BALLOCH GROUP

Howard R. Balloch
Villa 8006, Ming Du Yuan, Shunyi District, Beijing 101318

Li Jinyuan
Chairman
Tiens Biotech Group (USA) Inc.
No.6, Yuanquan Road, Wuqing Development Area,
Tianjin New Tech Industrial Park, 301700
China

December 21, 2010

Dear Chairman Li,

As I advised you when we met earlier in the autumn, my company, The Balloch Group, has been acquired by Canada's largest independent investment bank, Canaccord Financial Ltd. As a result, the operations of my firm are being merged into Canaccord and we will henceforth operate as Jia Tong Bei Xiang. I will become Chairman of Jia Tong Bei Xiang and a member of the Board of Canaccord Financial in Canada. This will create new and heavy demands on my time and I have to reduce the amount of time I spend on outside directorships and activities. For this reason, I regret to advise you that will have to resign as Director of Tiens Biotech Group (USA) Inc., effective at the end of this calendar year.

Chairman Li, I have enormous admiration for the great company that you founded and have now built into a leading player in your industry. I also deeply respect and admire your dedication to education and the advancement of knowledge. I am convinced that your new centre in Tianjin will become a world famous research institute and I wish you all the best with its development as well as with the ongoing prosperity of your firm. I also hope that we can sustain the good personal relationship that has grown between us.

Happy New Year!

Yours sincerely,

Howard Balloch